Rule 424(b)(3)
No. 333-100347

CNL RETIREMENT PROPERTIES, INC.

        This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 26, 2003 and the Prospectus Supplement dated January 21, 2004. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

        Information as to proposed Properties for which the Company has entered into initial commitments to acquire and the number and types of Properties acquired by the Company is presented as of February 16, 2004, and all references to commitments or Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments to acquire, as well as Property acquisitions that occur after February 16, 2004, will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

        The following table sets forth the type, location and acquisition date for each of the Properties acquired by the Company between January 5, 2004 and February 16, 2004.

Type and Location	Date Acquired
Horizon Bay
Boynton Beach, FL	02/06/04
Boynton Beach, FL	02/06/04
Dallas, TX	02/06/04
East Providence, RI	02/06/04
Fresno, CA	02/06/04
Greenwich, RI	02/06/04
Hoover, AL	02/06/04
Largo, FL	02/06/04
Niles, IL	02/06/04
Palm Beach Gardens, FL	02/06/04
Sarasota, FL	02/06/04
Sun City, AZ	02/06/04
Sun City, CA	02/06/04
Warwick, RI	02/06/04
West Palm Beach, FL	02/06/04
Cumberland, RI	02/13/04
Olympia Fields, IL	02/13/04
Smithfield, RI	02/13/04
South Kingstown, RI	02/13/04

        The Horizon Bay Properties acquired include seniors’ housing and skilled nursing facilities. The 19 Properties represent a total of 2,520 independent living units, 702 assisted living units, 132 skilled nursing units and 66 units for residents with Alzheimer’s and related memory disorders. Each of the Properties opened between 1972 and 1999.

        As of February 16, 2004, the Company had an initial commitment to acquire 22 medical office buildings from affiliates of Medical Office Properties, Inc. for an aggregate amount of $256.5 million. In connection with the acquisition of 15 of these Properties, the Company plans to assume Permanent Financing of approximately $84.4 million.

February 23, 2004                                                                                                                                       Prospectus Dated March 26, 2003

        As of February 16, 2004, the Company owned interests in 138 Properties. In addition, the Company has commitments to acquire 26 additional Properties. Most of the Properties owned by the Company are or will be leased on a long-term, triple-net basis and are managed by Operators of retirement facilities. The majority of the medical office buildings, which the Company has a commitment to acquire, are expected to be leased on a “gross” basis for five to ten years and will be managed by 11 regional third-party property managers.

        Of the 138 Properties owned by the Company as of February 16, 2004, 93 are operated by Sunrise Senior Living Services, Inc., a wholly owned subsidiary of Sunrise Senior Living, Inc. (formerly known as Sunrise Assisted Living, Inc.) (“Sunrise”). Sunrise (SRZ) is a NYSE listed company. Additionally, five Properties owned by the Company as of February 16, 2004 are being developed by Sunrise Development, Inc., a wholly owned subsidiary of Sunrise. Upon completion of each development, the Property will be operated by Sunrise Senior Living Services, Inc.

        The Board of Directors declared distributions of $0.0592 per Share to stockholders of record on January 1 and February 1, 2004, payable by March 31, 2004.

THE OFFERINGS

GENERAL

        As of February 16, 2004, the Company had received subscriptions from this offering for 106.8 million Shares totalling $1.1 billion in Gross Proceeds. As of February 16, 2004, the Company had received aggregate subscriptions for 168 million Shares totalling $1.7 billion in gross proceeds, including 1.1 million Shares ($11.4 million) issued pursuant to the Reinvestment Plan, from its Prior Offerings and this offering. As of February 16, 2004, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, the marketing support fee, due diligence expense reimbursements and organizational and offering expenses, totalled $1.5 billion. The Company used $1.3 billion of net offering proceeds, $71.4 million in advances relating to its line of credit and $557 million in Permanent Financing, as well as the assumption of $88.5 million in bonds payable, to invest $2 billion in 138 retirement Properties. As of February 16, 2004, the Company had repaid $51.4 million in advances relating to its line of credit, had paid $110 million in Acquisition Fees and Acquisition Expenses and had used $1.6 million to redeem 0.2 million Shares of Common Stock, leaving $69.3 million available to invest in Properties or Mortgage Loans.

RISK FACTORS

REAL ESTATE AND OTHER INVESTMENT RISKS

         Retirement Facilities and Other Health Care-Related Facilities.

        The following paragraph is inserted following the first paragraph on page 18 of the Prospectus.

        Our leases with tenants of medical office buildings may present greater risk because they are expected to be gross leases with five to ten year terms. With respect to acquisitions of medical office buildings, we generally expect to enter into five to ten year gross leases. Because the tenant generally will be responsible for a certain capped amount of the repairs, maintenance, property taxes, utilities and insurance and we will be responsible for the balance, our results of operations could be affected if the balance of these expenses is large. In addition, we may have difficulty obtaining a new tenant upon the expiration of each short-term lease, and our results of operations could be negatively impacted if we failed to do so within a short time period.

BUSINESS

PROPERTY ACQUISITIONS

        Horizon Bay Portfolio One Properties. On February 6, 2004 and February 13, 2004 the Company acquired 15 and four properties, respectively, from affiliates of WHSLH Realty, L.L.C. (affiliated with Whitehall Street Real Estate Limited Partnerships, Goldman, Sachs & Co. and Senior Lifestyle Contribution Company, L.L.C.), hereinafter referred to as “WHSLH Realty,” for an aggregate purchase price of $537,321,000. The Properties and related purchase prices include Newport Place located in Boynton Beach, Florida (the “Boynton Beach Property”) for $46,054,000, The Pointe at Newport Place located in Boynton Beach, Florida (the “Boynton Beach Pointe Property”) for $7,159,000, Emerald Bay Manor located in Cumberland, Rhode Island (the “Cumberland Property”) for $19,142,000, Treemont Retirement Community located in Dallas, Texas (the “Dallas Property”) for $19,792,000, East Bay Manor located in East Providence, Rhode Island (the “East Providence Property”) for $13,107,000, Carrington Pointe located in Fresno, California (the “Fresno Property”) for $28,667,000, Greenwich Bay Manor located in Greenwich, Rhode Island (the “Greenwich Property”) for $11,289,000, The Park at Riverchase located in Hoover, Alabama (the “Hoover Property”) for $7,184,000, Pinecrest Place located in Largo, Florida (the “Largo Property”) for $60,265,000, The Park at Golf Mill located in Niles, Illinois (the “Niles Property”) for $59,820,000, The Park at Olympia Fields located in Olympia Fields, Illinois (the “Olympia Fields Property”) for $41,294,000, Prosperity Oaks located in Palm Beach Gardens, Florida (the “Palm Beach Gardens Property”) for $63,708,000, Waterside Retirement Estates located in Sarasota, Florida (the “Sarasota Property”) for $33,720,000, North Bay Manor located in Smithfield, Rhode Island (the “Smithfield Property”) for $19,401,000, South Bay Manor located in South Kingstown, Rhode Island (the “South Kingstown” for $16,860,000, The Heritage Palmeras located in Sun City, Arizona (the “Sun City Arizona Property”) for $46,181,000, Cherry Hills Club located in Sun City, California (the “Sun City California Property”) for $24,581,000, West Bay Manor located in Warwick, Rhode Island (the “Warwick Property”) for $16,958,000 and Heron’s Run located in West Palm Beach, Florida (the “West Palm Beach Property”) for $2,139,000. The Boynton Beach, Boynton Beach Pointe, Cumberland, Dallas, East Providence, Fresno, Greenwich, Hoover, Largo, Niles, Olympia Fields, Palm Beach Gardens, Sarasota, Smithfield, South Kingstown, Sun City Arizona, Sun City California, Warwick and West Palm Beach Properties are hereinafter referred to as the “Horizon Bay Portfolio One Properties.” These 19 Properties are operated and managed by Horizon Bay Management, L.L.C.

        The Company, as lessor, has entered into long-term, triple-net lease agreements with affiliates of WHSLH Realty relating to these 19 Properties. The general terms of the lease agreements are described in the section of the Prospectus entitled “Business – Description of Property Leases.” The principal features of the lease agreements are as follows:

• The initial term of each lease expires on February 28, 2019.

• Minimum annual rent as set forth in the leases is as follows:

	Minimum Annual Rent
Property	First Lease Year	Second Lease Year	Third Lease Year	Fourth Lease Year	Fifth Lease Year
Boynton Beach Property	$3,573,000	$3,970,000	$4,343,000	$4,483,000	$4,670,000
Boynton Beach Pointe Property	553,000	615,000	672,000	694,000	723,000
Cumberland Property	1,482,000	1,647,000	1,802,000	1,860,000	1,937,000
Dallas Property	1,536,000	1,707,000	1,867,000	1,928,000	2,008,000
East Providence Property	1,025,000	1,139,000	1,246,000	1,287,000	1,340,000
Fresno Property	2,226,000	2,474,000	2,706,000	2,794,000	2,910,000
Greenwich Property	885,000	984,000	1,076,000	1,111,000	1,157,000
Hoover Property	555,000	617,000	675,000	697,000	727,000
Largo Property	4,671,000	5,190,000	5,679,000	5,862,000	6,106,000
Niles Property	4,623,000	5,137,000	5,621,000	5,802,000	6,044,000
Olympia Fields Property	3,214,000	3,571,000	3,907,000	4,033,000	4,201,000

	Minimum Annual Rent
Property	First Lease Year	Second Lease Year	Third Lease Year	Fourth Lease Year	Fifth Lease Year
Palm Beach Gardens Property	$4,942,000	$5,491,000	$6,008,000	$6,202,000	$6,460,000
Sarasota Property	2,620,000	2,911,000	3,185,000	3,288,000	3,425,000
Smithfield Property	1,508,000	1,676,000	1,834,000	1,893,000	1,972,000
South Kingstown Property	1,314,000	1,460,000	1,598,000	1,649,000	1,718,000
Sun City Arizona Property	3,594,000	3,993,000	4,369,000	4,510,000	4,698,000
Sun City California Property	1,906,000	2,118,000	2,317,000	2,392,000	2,492,000
Warwick Property	1,323,000	1,469,000	1,608,000	1,660,000	1,729,000
West Palm Beach Property	168,000	187,000	204,000	211,000	220,000

•	Minimum annual rent will increase by 3% beginning in the sixth lease year and each lease year thereafter.

•	At the end of the initial lease terms, the tenants will have two consecutive renewal options of five years each. Commencing on the start of each renewal option, the minimum annual rent will increase to the greater of (i) the prior lease year’s minimum annual rent plus 3% or (ii) the fair market value of the property multiplied by 10.5%.

•	The tenants have established FF&E Reserve Funds, which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Properties. Deposits are made on a monthly basis and are equal to the lesser of $300 per year per bed or per unit for the first lease year; increased annually by 3% for the second through fourth lease years; to a maximum of $500 per year per bed or per unit, whichever results in a lower calculation, for the fifth lease year; and increases by 3% each lease year thereafter. Funds in the FF&E Reserve remain the property of the tenants until the end of the lease term, at which time the funds and the property purchased with the funds will transfer to the Company.

•	The leases for the Horizon Bay Portfolio One Properties contain pooling terms, meaning that net operating profits with respect to the Horizon Bay Portfolio One Properties are combined for the purpose of funding rental payments.

•	Base management fees payable to Horizon Bay Management, L.L.C. for the operations of the 19 Properties equal 5% of gross revenues throughout the term of the leases. Rent payments due under the leases are subordinate to the payment of 2% of gross revenues for the base management fees.

•	WHSLH Realty has established a $15 million shortfall reserve account for use by the Company in the event that net operating income from the Horizon Bay Portfolio One Properties is insufficient to fully pay minimum rent and FF&E Reserve payments due under the leases. The shortfall reserve will terminate upon such time that the net operating income from the Horizon Bay Portfolio One Properties equals or exceeds minimum rent due under the leases by 25% for a trailing 12 month period for two consecutive quarters and not before the end of the fifth lease year.

        The approximate federal income tax basis of the depreciable portion of the Horizon Bay Portfolio One Properties is as follows:

Property	Federal Tax Basis
Boynton Beach Property	$43,200,000
Boynton Beach Pointe Property	6,700,000
Cumberland Property	18,800,000
Dallas Property	17,700,000
East Providence Property	13,200,000
Fresno Property	28,600,000

Property	Federal Tax Basis
Greenwich Property	$11,800,000
Hoover Property	6,500,000
Largo Property	62,500,000
Niles Property	60,600,000
Olympia Fields Property	40,100,000
Palm Beach Gardens Property	61,600,000
Sarasota Property	33,700,000
Smithfield Property	20,000,000
South Kingston Property	17,100,000
Sun City Arizona Property	47,000,000
Sun City California Property	24,600,000
Warwick Property	16,000,000
West Palm Beach Property	1,900,000

        In connection with the acquisition of the East Providence, Fresno, Greenwich, Olympia Fields, Niles, Sarasota, Sun City California, and Warwick Properties, the Company assumed Permanent Financing comprised of eight loans in the aggregate amount of approximately $110,301,000. The loans bear interest at a rate of 30-day LIBOR plus 90 basis points and require interest only payments through maturity in November 2005. In connection with the loans, the Company incurred loan costs of approximately $1,817,000. In connection with the acquisition of the Sun City Arizona, Boynton Beach, Boynton Beach Pointe and Palm Beach Gardens Properties, the Company assumed Permanent Financing comprised of three loans in the aggregate amount of approximately $82,379,000. The loans bear interest at a rate of 30-day LIBOR plus 104 basis points and require interest only payments through maturity in May 2008. In connection with the loans, the Company incurred loan costs of approximately $1,344,000. In connection with the acquisition of the Dallas, Smithfield and South Kingston Properties, the Company assumed Permanent Financing comprised of three loans in the aggregate amount of $38,340,000. The loans bear interest at 30-day LIBOR plus 370 basis points, with a minimum interest rate of 5.95% and require monthly interest only payments through July 2004. Commencing August 2004, the loan will require monthly principal and interest payments through June 2008, with all unpaid principal and interest due at that time. In connection with the loans, the Company incurred loan costs of approximately $408,000. In connection with the acquisition of the Largo Property, the Company assumed approximately $33,139,000 in Permanent Financing. The loan bears a fixed interest of 8.17% and requires monthly principal and interest payments through April 2008, with all unpaid principal and interest due at that time. In connection with the loan, the Company incurred loan costs of approximately $289,000. In connection with the acquisition of the Cumberland Property, the Company assumed $10,400,000 in Permanent Financing. The loan bears interest at 30-day LIBOR plus 370 basis points, with a minimum interest rate of 4.8% and requires monthly interest only payments through January 2005. Commencing February 2005, the loan will require monthly principal and interest payments through June 2008, with all unpaid principal and interest due at that time. In connection with the loans, the Company incurred loan costs of approximately $67,000.

        Boynton Beach Property. The Boynton Beach Property, which opened in 1993, is the Newport Place located in Boynton Beach, Florida. The Boynton Beach Property includes 224 independent living units. Amenities include an arts and crafts room, on-site banking services, a beauty salon, billiards, a card room, a convenience store, a fully equipped fitness center, a heated pool, a hot tub, a library, restaurant style dining, a theater/auditorium and a wellness center. The Property is located three miles northwest of downtown Boynton Beach, Florida. Other senior living facilities located in proximity to the Boynton Beach Property include The Classic, The Fountainview and Lake Worth Gardens.

        Boynton Beach Pointe Property. The Boynton Beach Pointe Property, which opened in 1998, is The Pointe at Newport Place located in Boynton Beach, Florida. The Boynton Beach Pointe Property includes 69 assisted living units and 14 units for residents with Alzheimer’s and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a common area, a beautician/barber, a fitness program, a library, and a recreation room. The Property is located three miles northwest of downtown Boynton Beach, Florida. Other senior living facilities located in proximity to the Boynton Beach Pointe Property include Homewood Boynton Beach, Arbor Oaks and The Plaza at Boynton Beach.

        Cumberland Property. The Cumberland Property, which opened in 1999, is the Emerald Bay Manor located in Cumberland, Rhode Island. The Cumberland Property includes 54 independent living units, 54 assisted living units and 30 skilled nursing units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders, as well as medical monitoring. Amenities include a courtyard, a gazebo, a patio, a library, a beautician/barber, a recreation room, a swimming pool and whirlpool spa. The Property is located ten miles east of downtown Providence, Rhode Island. Other senior living facilities located in proximity to the Cumberland Property include Lincoln Place, Courtland Place, The Village at Waterman Lake and East Bay Manor and North Bay Manor, which are both also included in the Horizon Bay Portfolio One Properties.

        Dallas Property. The Dallas Property, which opened in 1974, is the Treemont Retirement Community located in Dallas, Texas. The Dallas Property includes 250 independent living units. Amenities include on-site banking services, a library, a computer center, family medical practice, a fitness center, a beauty salon, a courtyard, a computer center, a putting green and a convenience store. The Property is located 10 miles north of downtown Dallas, Texas. Other senior living facilities located in proximity to the Dallas Property include The Bently Retirement Residence, CC Young Memorial Home and Vickery Towers.

        East Providence Property. The East Providence Property, which opened in 1993, is the East Bay Manor located in East Providence, Rhode Island. The East Providence Property includes 61 independent living units and 40 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include common dining and living areas, a library, a beautician/barber and a recreation room. The Property is located seven miles southeast of downtown Providence, Rhode Island. Other senior living facilities located in proximity to the East Providence Property include Epoch Assisted Living on Blackstone Boulevard, Epoch Assisted Living on the Eastside, Windsor Court at Hillside, Lincoln Place and Emerald Bay Manor, which is also included in the Horizon Bay Portfolio One Properties.

        Fresno Property. The Fresno Property, which opened in 1989, is the Carrington Pointe located in Fresno, California. The Fresno Property includes 99 independent living units and 73 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, enclosed patios, a library, a beautician/barber, a recreation room, a swimming pool and a whirlpool spa. The Property is located ten miles north of downtown Fresno, California. Other senior living facilities located in proximity to the Fresno Property include The Windham, The Fairwinds at Woodward Park, Oakdale Heights and Sunrise of Fresno.

        Greenwich Property. The Greenwich Property, which opened in 1982, is the Greenwich Bay Manor located in Greenwich, Rhode Island. The Greenwich Property includes 69 independent living units and 36 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a greenhouse, a library, a beautician/barber and a recreation room. The Property is located 15 miles south of downtown Providence, Rhode Island. Other senior living facilities located in proximity to the Greenwich Property include The Village at Hillsgrove, Harbor Hill, The Seasons and West Bay Manor, which is also included in the Horizon Bay Portfolio One Properties.

        Hoover Property. The Hover Property, which opened in 1989, is The Park at Riverchase located in Hoover, Alabama. The Hoover Property includes 35 independent living units, 49 assisted living units and 26 units for residents with Alzheimer’s and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a fitness program, a common area, a library and a recreation room. The Property is located 13 miles south of downtown Birmingham, Alabama. In addition to the Company’s Somerby at University Park, other senior living facilities located in proximity to the Hoover Property include The Oaks on Parkwood, Chateau Vestavia and Rocky Ridge.

        Largo Property. The Largo Property, which opened in 1986, is the Pinecrest Place located in Largo, Florida. The Largo Property includes 388 independent living units and 47 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a computer lab, a beautician/barber, a dining area, a courtyard, a library, a swimming pool and whirlpool spa. The Property is located 20 miles west of downtown Tampa, Florida. Other senior living facilities located in proximity to the Largo Property include Barrington Terrace, The Oaks of Clearwater, Palms of Largo and The Fountains of Boca Cierga Bay.

        Niles Property. The Niles Property, which opened in 1989, is The Park at Golf Mill located in Niles, Illinois. The Niles Property includes 290 independent living units. Amenities include an arts and crafts room, a courtyard, a library, a fitness center, an indoor swimming pool, a dining room and a greenhouse. The Property is located ten miles northwest of downtown Chicago, Illinois. Other senior living facilities located in proximity to the Niles Property include Lincolnwood Place, The Heritage – Des Plaines, The Seasons at Glenview Place and The Breakers at Edgewater.

        Olympia Fields Property. The Olympia Fields Property, which opened in 1999, is The Park at Olympia Fields located in Olympia Fields, Illinois. The Olympia Fields Property includes 184 independent living units and 25 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a fitness program, a library, a common area and a recreation room. The Property is located 26 miles southwest of downtown Chicago, Illinois. Other senior living facilities located in proximity to the Olympia Fields Property include Waterford Estates, Hartsfield Village and Sunrise of Flossmoor.

        Palm Beach Gardens Property. The Palm Beach Gardens Property, which opened in 1987, is the Prosperity Oaks located in Palm Beach Gardens, Florida. The Palm Beach Gardens Property includes 195 independent living units, 100 assisted living units and 26 units for residents with Alzheimer’s and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include on-site banking services, a beautician/barber, a cocktail room, a computer room, convenience store, enclosed patios, a fitness room, a game room, a library, a mailroom, private gardening area, a recreation room, a swimming pool and a whirlpool spa. The Property is located six miles northeast of downtown Palm Beach Gardens, Florida. Other senior living facilities located in proximity to the Palm Beach Gardens Property include Mangrove Bay, Waterford, Chatsworth, La Posda and The Fountainview.

        Sarasota Property. The Sarasota Property, which opened in 1980, is the Waterside Retirement Estates located in Sarasota, Florida. The Sarasota Property includes 133 independent living units and 36 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a library, a beautician/barber, a recreation room, a swimming pool and a whirlpool spa. The Property is located six miles southeast of downtown Sarasota, Florida. Other senior living facilities located in proximity to the Sarasota Property include Kobernick House/Anchin Pavilion, The Fountain at Lake Point Woods and Lake Home West.

        Smithfield Property. The Smithfield Property, which opened in 1991, is the North Bay Manor located in Smithfield, Rhode Island. The Smithfield Property includes 65 independent living units, 11 assisted living units and 60 skilled nursing units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders, as well as medical monitoring. Amenities include a fitness program, a beautician/barber, a library, a sundeck and a recreation room. The Property is located 13 miles northwest of downtown Providence, Rhode Island. Other senior living facilities located in proximity to the Smithfield Property include Lincoln Place, Courtland Place, The Village at Waterman Lake and East Bay Manor and Emerald Bay Manor, which are both also included in the Horizon Bay Portfolio One Properties.

        South Kingstown Property. The South Kingstown Property, which opened in 1988, is the South Bay Manor located in South Kingstown, Rhode Island. The South Kingstown Property includes 66 independent living units and 42 skilled nursing units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders, as well as medical monitoring. Amenities include a courtyard, a beautician/barber, a greenhouse, a library, a fitness program and a recreation room. The Property is located 30 miles southwest of downtown Providence, Rhode Island. Other senior living facilities located in proximity to the South Kingston Property include Clipper House, Scallop Shell Nursing, The Village at Hillsgrove and Greenwich Bay Manor, which is also included in the Horizon Bay Portfolio One Properties.

        Sun City Arizona Property. The Sun City Arizona Property, which opened in 1996, is The Heritage Palmeras located in Sun City, Arizona. The Sun City Arizona Property includes 186 independent living units and 25 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a beautician/barber, a library, a recreation room, a swimming pool and whirlpool spa. The Property is located 12 miles northwest of downtown Phoenix, Arizona. Other senior living facilities located in proximity to the Sun City Arizona Property include The Montecito, The Heritage Tradition in Sun City West, The Forum at Desert Harbor, Chaparral Winds and Brighton Gardens – Sun City.

        Sun City California Property. The Sun City Property, which opened in 1987, is the Cherry Hills Club located in Sun City, California. The Sun City California Property includes 124 independent living units and 57 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a jacuzzi, a library, a beautician/barber, a recreation room, restaurant style dining and a swimming pool. The Property is located one mile west of downtown Sun City, California. Other senior living facilities located in proximity to the Sun City California Property include Sterling Senior Communities at Temecula, Chancellor Place, Sunwest Village and Sun City Gardens.

        Warwick Property. The Warwick Property, which opened in 1972, is the West Bay Manor located in Warwick, Rhode Island. The Warwick Property includes 97 independent living units and 46 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a beautician/barber, a library, a patio, a recreation room and a whirlpool spa. The Property is located eight miles south of downtown Providence, Rhode Island. Other senior living facilities located in proximity to the Warwick Property include The Villas at Hillsgrove, Harbor Hill, The Seasons and Greenwich Bay Manor, which is also included in the Horizon Bay Portfolio One Properties.

        West Palm Beach Property. The West Palm Beach Property, which opened in 1995, is the Heron’s Run located in West Palm Beach, Florida. The West Palm Beach Property includes 34 assisted living units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a courtyard, a common area, a beautician/barber and a recreation room. The Property is located ten miles southwest of downtown West Palm Beach, Florida. Other senior living facilities located in proximity to the West Palm Beach Property include Arbor Oaks, Cresthaven East, Crystal Palms and The Place.

        The average occupancy rate, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods 1999 through the most recent reported period for the Company during which the facility has been operational are as follows:

Property	Location	Year *	Average Occupancy Rate	Revenue per Occupied Unit	Revenue per Available Unit
Boynton Beach	Boynton Beach, FL	1999	92.3%	$73.29	67.64
Property		2000	96.5%	77.36	74.65
		2001	97.7%	83.57	81.65
		2002	93.2%	87.59	81.63
		2003	93.1%	92.01	85.66

Boynton Beach Pointe	Boynton Beach, FL	***2000	43.0%	$86.16	37.05
Property		2001	77.6%	87.17	67.64
		2002	78.0%	91.91	71.69
		2003	80.1%	95.93	76.84

Cumberland Property	Cumberland, RI	**1999	2.6%	$893.62	23.23
		2000	58.5%	75.25	50.34
		2001	60.6%	82.15	76.48
		2002	93.0%	97.02	91.30
		2003	98.6%	104.03	97.48

Dallas Property	Dallas, TX	1999	75.4%	$62.29	49.96
		2000	69.2%	66.33	45.90
		2001	90.3%	64.91	58.62
		2002	93.2%	68.65	63.98
		2003	88.4%	70.86	62.64

East Providence	East Providence, RI	**1999	61.8%	$145.68	90.03
Property		2000	93.9%	89.64	84.17
		2001	91.9%	86.19	79.21
		2002	94.9%	89.88	85.29
		2003	94.9%	92.40	87.68

Fresno Property	Fresno, CA	1999	97.9%	$69.01	67.56
		2000	98.5%	76.70	75.55
		2001	93.6%	78.07	73.07
		2002	92.5%	82.36	76.18
		2003	97.3%	87.43	85.07

Greenwich Property	Greenwich, RI	**1999	61.4%	$111.51	68.47
		2000	99.0%	67.45	66.78
		2001	100.0%	71.53	71.53
		2002	99.0%	75.92	75.16
		2003	97.8%	79.14	77.40

Hoover Property	Hoover, AL	***2000	17.9%	$92.50	16.56
		2001	44.6%	88.21	39.34
		2002	50.4%	84.65	42.66
		2003	70.1%	77.44	54.28

Largo Property	Largo, FL	1999	93.3%	$69.39	63.80
		2000	93.0%	70.21	65.29
		2001	87.2%	73.07	63.72
		2002	75.5%	76.20	57.53
		2003	71.4%	77.92	55.63

Niles Property	Niles, IL	1999	96.3%	$77.51	74.64
		2000	98.6%	78.63	77.53
		2001	97.2%	83.99	81.64
		2002	86.3%	87.07	75.14
		2003	79.2%	91.51	72.48

Olympia Fields	Olympia Fields, IL	**1999	8.2%	$93.64	7.68
Property		2000	41.9%	77.25	32.37
		2001	69.3%	77.56	53.75
		2002	88.7%	79.11	70.17
		2003	93.1%	82.46	76.77

Palm Beach Gardens	Palm Beach	1999	100.0%	$88.44	88.44
Property	Gardens, FL	2000	96.1%	98.87	95.01
		2001	94.4%	108.34	102.28
		2002	94.0%	107.85	101.38
		2003	87.3%	106.94	93.36

Sarasota Property	Sarasota, FL	1999	95.6%	$101.54	97.07
		2000	95.3%	93.82	89.41
		2001	93.4%	103.29	96.48
		2002	97.9%	104.05	101.86
		2003	100.0%	110.11	110.11
Property	Location	Year *	Average Occupancy Rate	Revenue per Occupied Unit	Revenue per Available Unit
Smithfield Property	Smithfield, RI	**1999	61.7%	$163.19	100.69
		2000	92.1%	105.88	97.52
		2001	90.6%	108.71	98.49
		2002	93.6%	114.71	107.37
		2003	93.5%	122.75	114.77

South Kingstown	South Kingstown,	**1999	57.8%	$156.04	90.19
Property	RI	2000	91.8%	93.52	85.85
		2001	93.3%	97.90	91.34
		2002	94.2%	107.28	101.05
		2003	94.3%	110.44	104.14

Sun City Arizona	Sun City, AZ	1999	96.9%	$88.66	85.92
Property		2000	97.7%	91.38	89.28
		2001	95.3%	98.56	93.93
		2002	93.5%	102.14	95.50
		2003	94.4%	102.73	96.98

Sun City California	Sun City, CA	1999	85.8%	$60.99	52.33
Property		2000	88.5%	60.90	53.90
		2001	86.2%	60.42	52.08
		2002	83.2%	65.81	54.75
		2003	83.6%	75.26	62.92

Warwick Property	Warwick, RI	**1999	58.7%	$108.23	63.53
		2000	95.5%	69.12	66.01
		2001	97.3%	73.27	71.30
		2002	96.6%	77.55	74.91
		2003	96.2%	80.06	77.02

West Palm Beach	West Palm Beach,	1999	98.2%	$73.08	71.77
Property	FL	2000	96.1%	82.40	79.19
		2001	98.9%	83.53	82.61
		2002	89.4%	89.38	79.91
		2003	86.5%	81.22	70.26

*	Data represents information for each applicable fiscal year, unless noted otherwise.

**	Data for the Cumberland Property represents the period December 1, 1999 through December 31, 1999; and data for the East Providence, Greenwich, Olympia Fields, Smithfield, South Kingstown and Warwick Properties represents the period April 21, 1999 through December 31, 1999.

***	Data for the Boynton Beach Pointe Property represents the period April 1, 2000 through December 31, 2000; and data for the Hoover Property represents the period April 23, 2003 through December 31, 2000.

RETIREMENT COMMUNITY BRANDS

        Horizon Bay Brand. Horizon Bay operates over 20 senior housing communities located in Alabama, Arizona, California, Florida, Georgia, Illinois, Rhode Island and Texas. Horizon Bay offers several types of communities, including continuum of care retirement, independent living and assisted living. Horizon Bay communities have three primary programs, which include wellness services, a LiveWell! Program and harbor courts, which is a separate and secure living area dedicated to the special needs of the memory impaired.

PENDING INVESTMENTS

        As of February 16, 2004, the Company had initial commitments to acquire 26 additional Properties for an aggregate purchase price of approximately $308 million. The Properties include one Sunrise Property (in Santa Rosa, California), two Courtyard Manor Properties (one in each of Auburn Hills and Sterling Heights, Michigan), one Horizon Bay Property (in Tiverton, Rhode Island) and 22 medical office building Properties (two in each of Aurora, Colorado and Irving, Texas; four in Durham, North Carolina; and one in each of Clearwater, Florida; Chesapeake, Virginia; Largo, Florida; Columbia, Maryland; Encino, California; Houston, Texas; Corpus Christi, Texas; Plano, Texas; Rockville, Maryland; Denver, Colorado; Sherman Oaks, California; Tampa, Florida; Valencia, California and Fairfax, Virginia).

        The Sunrise Property is expected to be acquired from an affiliate of Sunrise, the Courtyard Manor Auburn Hills Property is expected to be acquired from Westgate Properties of Auburn Hills, LTD., the Courtyard Manor Sterling Heights Property is expected to be acquired from WSH, LLC and Courtyard Manor of Sterling Heights, Inc., and the Horizon Bay Property are expected to be acquired from an affiliate of WHSLH Realty. The medical office buildings are expected to be acquired from affiliates of Medical Office Properties, Inc.

        The acquisition of each of these Properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these Properties will be acquired by the Company. If acquired, the leases of these Properties, except for the medical office buildings, are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled “Business — Description of Property Leases.” The majority of the medical office buildings are expected to be leased on a “gross” basis for five to ten years. Under a “gross” lease, the tenant generally will be responsible for a certain capped amount of repairs, maintenance, property taxes, utilities and insurance, and the Company will be responsible for the balance. The 22 medical office buildings will have a total of approximately 345 tenants and the buildings will be managed by 11 regional third-party property managers.

        In order to acquire these Properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing. The Company plans to assume Permanent Financing of approximately $84.4 in connection with the acquisition of 15 of these Properties and obtain Permanent Financing of approximately $5.0 million in connection with the acquisition of one of these Properties.

    Leases.        Set forth below are tables summarizing terms expected to apply to the leases for each of the Properties. The first table summarizes the terms expected to apply to the leases for each of the retirement communities. The second table summarizes the terms expected to apply to the leases for each of the medical office buildings. More detailed information relating to a Property and its related lease will be provided at such time, if any, as the Property is acquired.

                                                        PENDING INVESTMENT PROPERTIES
                                                            Retirement Communities

                                                              Estimated Purchase              Lease Term and                  Minimum Annual
                       Property                                      Price                    Renewal Options                      Rent                   Percentage Rent
-------------------------------------------------------     ------------------------     --------------------------     ----------------------------    --------------------

Sunrise of Santa Rosa (1) (2)                                     $9,279,900             15 years; five five-year                   (3)                         (4)
Santa Rosa, California                                                                   renewal options
(the "Santa Rosa Property")
Existing retirement facility

Sakonnet Bay Manor (5) (6)                                        $24,679,000            15 years; two five-year        $1,927,000 for the first                N/A
Tiverton, Rhode Island                                                                   renewal options                lease year; $2,141,000 for
(the "Tiverton Property")                                                                                               the second lease year;
Existing retirement facility                                                                                            $2,342,000 for the third
                                                                                                                        lease year; $2,418,000 for
                                                                                                                        the fourth lease year;
                                                                                                                        $2,519,000 for the fifth
                                                                                                                        lease year; with increases
                                                                                                                        of 3% each lease year
                                                                                                                        thereafter (7)

Courtyard Manor at Auburn Hills (8) (9)                           $9,100,000             15 years; two ten-year         $905,000 for the first                 To be
Auburn Hills, Michigan                                                                   renewal options                lease year; with increases          determined
(the "Auburn Hills Property")                                                                                           of 3% each lease year            prior to closing
Existing retirement facility                                                                                            thereafter (7) (10)

Courtyard Manor at Sterling Heights (8) (9)                       $8,700,000             15 years; two ten-year         $865,000 for the first                 To be
Sterling Heights, Michigan                                                               renewal options                lease year; with increases          determined
(the "Sterling Heights Property")                                                                                       of 3% each lease year            prior to closing
Existing retirement facility                                                                                            thereafter (7) (10)

_________________

FOOTNOTES:

(1)	It is expected that this Property will be operated and managed by Sunrise Senior Living Services, Inc.

(2)

The lease for the Property is expected to be with Twenty Pack Management Corp., which is the tenant of the Sunrise Portfolio Four Properties and the Additional Sunrise Portfolio Four Properties described in the section of the Prospectus Supplement entitled “Business ¯ Property Acquisitions.” Twenty Pack Management Corp. is an affiliate of HRA. The HRA Affiliated Companies are thinly capitalized, newly formed companies affiliated with the Advisor and are described in further detail in the section of the Prospectus Supplement entitled “Business — Property Acquisitions — Additional Marriott Portfolio Two Properties.” The leases for this Property, the Sunrise Portfolio Four Properties and the Additional Sunrise Portfolio Four Properties contain or are expected to contain pooling terms, meaning that the net operating profits with respect to all of the Properties are combined for the purpose of funding rental payments due under each lease.

(3)

Minimum annual rent is expected to be adjustable based upon the cost of debt and the Company’s cash investment in the Property. The lease rate on the Company’s cash investment is expected to be the following: 10% in the first lease year; 10.75% for the second lease year; 11% for the third lease year; 11.5% for the fourth lease year and is expected to increase by 3% each lease year thereafter. The Company expects to obtain Permanent Financing totalling approximately $5.0 million relating to the Santa Rosa Property and the lease rate related to the debt portion of the Company’s investment in the Property will be equal to the fixed interest rate on the anticipated loan.

(4)

It is expected that additional rent will be payable in an amount equal to the difference between 13.5% of the Company’s cash investment basis in the Santa Rosa Property and minimum annual rent payable each lease year until minimum annual rent exceeds 13.5% of the Company’s cash investment basis. For purposes of the additional rent calculation, the Company’s cash investment basis equals the sum of the Property’s purchase price plus closing costs, less Permanent Financing. The additional rent is expected to be payable on a quarterly basis to the extent net operating cash flow from the Property is available and will not accumulate beyond each lease year.

(5)	It is expected that the Property will be operated and managed by Horizon Bay Management, L.L.C.

(6)

The lease for the Property is expected to be with an affiliate of WHSLH Realty, which is affiliated with the tenants of the Horizon Bay Portfolio One Properties. The lease for this Property is expected to be pooled with the Horizon Bay Portfolio One Properties, meaning that the net operating profits with respect to all of the Properties are combined for the purpose of rental payments due under each lease.

(7)	Based on estimated purchase price.

(8)

It is expected that the Auburn Hills and Sterling Heights Properties, hereinafter referred to as the “Courtyard Manor Portfolio One Properties,” will be operated and managed by affiliates of HRA. Each of these Operators will be a thinly capitalized, newly formed corporation affiliated with the Advisor. The HRA Affiliated Companies are described in further detail in the section of the Prospectus Supplement entitled “Business — Property Acquisitions — Additional Marriott Portfolio Two Properties.”

(9)

The leases for the Courtyard Manor Portfolio One Properties are expected to be with affiliates of HRA. The HRA Affiliated Companies are described in further detail in the section of the Prospectus Supplement entitled “Business — Property Acquisitions — Additional Marriott Portfolio Two Properties.” These leases are expected to be cross-defaulted. In addition, the leases for these Properties are expected to contain pooling terms, meaning that net operating profit with respect to the two Properties are combined for the purpose of rental payments due under each lease.

(10)

It is expected that beginning in the fourth lease year and every 36 months thereafter, the minimum annual rent is expected to be the greater of (i) the fair market value of the Property multiplied by 10.5% or (ii) the prior year’s rent increased by 3%.

        Santa Rosa Property. The Santa Rosa Property, which opened in May 1996, is the Sunrise of Santa Rosa, an independent living facility, located in Santa Rosa, California. The Santa Rosa Property includes 120 independent living units. The Property is located two miles north of downtown Santa Rosa, California, which is 55 miles north of San Francisco.

        Tiverton Property. The Tiverton Property, which opened in 1997, is the Sakonnet Bay Manor, an independent living/assisted living/skilled nursing facility, located in Tiverton, Rhode Island. The Tiverton Property includes 95 independent living units, 48 assisted living units and 27 skilled nursing units. The Property is located 20 miles southeast of downtown Providence, Rhode Island.

        Auburn Hills Property. The Auburn Hills Property, which opened in October 1994, is the Courtyard Manor at Auburn Hills, an assisted living facility, located in Auburn Hills, Michigan. The Auburn Hills Property includes 76 units for residents with Alzheimer’s and related memory disorders. The Property is located 20 miles northwest of downtown Detroit, Michigan.

        Sterling Heights Property. The Sterling Heights Property, which opened in November 1997, is the Courtyard Manor at Sterling Heights, an assisted living facility, located in Sterling Heights, Michigan. The Sterling Heights Property includes 80 units for residents with Alzheimer’s and related memory disorders. The Property is located 20 miles northeast of downtown Detroit, Michigan.

                                                                        PENDING INVESTMENT PROPERTIES
                                                                           Medical Office Buildings

                                                                                                                        Annualized Base
                                                  Rentable                                                                  Rent per
                                                   Square           Estimated                           Annualized      Occupied Square
                 Property                         Footage        Purchase Price       Occupancy         Base Rent             Foot                Principal Tenants (1)
-------------------------------------------     -------------    ----------------    ------------     ---------------   -----------------    ---------------------------------

Aurora Medical Center I (2) (3)                     43,973             $10,073,851       100.0%          $ 1,063,877        $  24.19         Aurora Denver Cardiology (4)
Aurora, Colorado
(the "Aurora-I Property")
Existing medical office building

Aurora Medical Center II (2) (3)                    53,980             $10,622,329        90.4%          $ 1,119,993        $  22.95         Colorado Orthopedic (4); Total
Aurora, Colorado                                                                                                                             Renal Care; Aurora Urology (4)
(the "Aurora-II Property")
Existing medical office building

BayCare Health Headquarters (2)                     75,000             $ 8,360,277       100.0%            $ 708,750         $  9.45         BayCare Health System (5)
Clearwater, Florida
(the "Clearwater Property")
Existing medical office building

Boardwalk Medical Office Building (2) (6)           62,738            $ 14,984,990       100.0%          $ 1,264,851        $  20.16         Texas Health System (4); CSCANT
Irving, Texas                                                                                                                                (4)
(the "Irving-Boardwalk Property")
Existing medical office building

Chesapeake Medical Center (2)                       51,167             $ 8,739,637        89.9%          $ 1,075,969        $  23.39         Pediatric Specialist (4)
Chesapeake, Virginia
(the "Chesapeake Property")
Existing medical office building

The Diagnostic Clinic (2)                          114,756             $28,902,212       100.0%            $2,740,134        $ 23.88         Diagnostic Clinic (4)
Largo, Florida
(the "Largo Property")
Existing medical office building

Dorsey Hall Medical Center (2) (7)                  38,081             $ 8,313,435        92.9%            $  886,979        $ 25.07         Helix Health (4); physician
Columbia, Maryland                                                                                                                           groups (4)
(the "Columbia Property")
Existing medical office building

Encino Medical Plaza (2) (8)                        66,973            $16,991,639         95.4%          $ 1,710,465         $ 26.08         Urological Institute of Southern
Encino, California                                                                                                                           California (4)
(the "Encino Property")
Existing medical office building

Independence Park (2) (6)                           30,317            $ 6,509,248        100.0%            $ 355,808         $ 11.74         Duke University (5)
4204 Technology Drive
Durham, North Carolina
(the "Durham 4204 Property")
Existing research/flex building

Independence Park (2) (6)                           20,000            $ 1,980,883        100.0%            $ 198,508        $   9.93         Applied Clinical Concepts (4);
4228 Technology Drive                                                                                                                        Duke University (4)
Durham, North Carolina
(the "Durham 4228 Property")
Existing research/flex building

Independence Park (2) (6)                           40,000            $ 1,926,416        100.0%            $ 161,834        $   4.05         Aventis (5)
4233 Technology Drive
Durham, North Carolina
(the "Durham 4233 Property")
Existing research/flex building

Independence Park (2) (6)                          16,572             $ 3,019,337        100.0%          $  247,773          $ 14.95         Durham Diagnostic Imaging (5);
4323 Ben Franklin Boulevard                                                                                                                  Duke University (4)
Durham, North Carolina
(the "Durham 4323 Property")
Existing medical office building

Las Colinas Medical Plaza II (2) (6)               51,591             $12,785,991        100.0%         $ 1,085,765          $ 21.05         Southwest Primary Care (5);
Irving, Texas                                                                                                                                Urology Associates (5); Clinical
(the "Irving-Las Colinas Property")                                                                                                          Pediatric Associates (5); Network
Existing medical office building                                                                                                             Cancer Care (5)

Medical Place I (2)                                150,005            $19,702,438         91.8%         $ 2,829,036          $ 20.56         N/A
Houston, Texas
(the "Houston Property")
Existing medical office building

                                                   34,079             $ 6,589,153        100.0%          $  739,310         $  21.69         Riverside Hospital, Inc. (4);
Northwest Regional Medical Center (2)                                                                                                        Cambridge Holdings, Inc. (4);
Corpus Christi, Texas                                                                                                                        Coastal Children's Clinic (4);
(the "Corpus Christi Property")                                                                                                              Coastal Cardiology (4); Dr.
Existing medical office building                                                                                                             Villareal (4)

Plano Medical Pavillon (2)                         86,878             $18,304,192         96.7%         $ 1,636,246         $  19.49         Dr. Freer (5); The Raphael
Plano, Texas                                                                                                                                 Institute for Plastic Surgery
(the "Plano Property")                                                                                                                       (5); physician groups (5); Dr.
Existing medical office building                                                                                                             Samara (5)

Randolph Medical Center (2)                        40,859             $ 7,312,962         83.6%           $ 771,895         $  22.61         Metro Orthopedic (4)
Rockville, Texas
(the "Rockville Property")
Existing medical office building

Rocky Mountain Cancer Center (2) (9)               34,087             $ 9,427,606        100.0%          $  779,811         $  22.88         Rocky Mountain Cancer Center (5);
Denver, Colorado                                                                                                                             HCA HealthOne (5); Hematology
(the "Denver Property")                                                                                                                      Oncology Associates (5);
Existing medical office building                                                                                                             Childhood Hematology Oncology (5)

Sherman Oaks Medical Center (2) (6)                70,574             $16,934,525        100.0%         $ 1,750,809         $  24.81         UCLA (4); physician group (4);
Sherman Oaks, California                                                                                                                     Dr. Greenspan (4)
(the "Sherman Oaks Property")
Existing medical office building

Tampa Medical Tower (2) (6)                        106,261            $13,319,762         80.6%         $ 1,699,230         $  19.85         N/A
Tampa, Florida
(the "Tampa Property")
Existing medical office building

Valencia Medical Center (2) (6)                    27,887             $ 7,981,058         98.9%          $  685,171         $  24.85         N/A
Valencia, California
(the "Valencia Property")
Existing medical office building

Yorktown 50 (2) (6)                                96,477             $23,718,059         95.2%          $ 2,571,729        $  27.99         Otolaryngology (4); Fresenius (4)
Fairfax, Virginia
(the "Fairfax Property")
Existing medical office building
                                               --------------    ----------------    ------------     --------------    -----------------

Total                                             1,312,255          $256,500,000                       $ 26,083,943
                                               ==============    ================                     ==============

Weighted Average                                                                          95.1%                               $20.89
                                                                                     ============                       =================

_________________

FOOTNOTES:

(1)	Represents tenants leasing 10% or more of the building’s rentable square footage.

(2)	Information is provided as of January 1, 2004.

(3)

In connection with the acquisition of the Aurora-I and Aurora-II Properties, the Company plans to assume approximately $10 million in existing debt from the current owner comprised of two loans with a commercial lender. It is expected that the loans will bear interest at a weighted average fixed rate of 8.24% and that the loans will require principal and interest payments until maturity on October 1, 2009.

(4)	The lease is expected to be on a triple-net basis.

(5)	The lease is expected to be on a gross basis.

(6)

In connection with the acquisition of the Irving-Boardwalk, Durham 4204, Durham 4228, Durham 4233, Durham 4323, Irving-Las Colinas, Sherman Oaks, Tampa, Valencia and Fairfax Properties, the Company plans to assume $58 million in existing debt from the current owner comprised of seven loans with a commercial lender. It is expected that the loans will bear interest at a weighted average fixed rate of 5.38%. It is expected that the loans will require principal and interest payments until maturity. The maturity dates range from August 2008 to February 2011.

(7)

In connection with the acquisition of the Columbia Property, the Company plans to assume $4 million in existing debt from the current owner. It is expected that the loan will bear interest at 7.87% and that the loan will require principal and interest payments until maturity on August 1, 2009.

(8)

In connection with the acquisition of the Encino Property, the Company plans to assume $7.6 million in existing debt from the current owner. It is expected that the loan will bear interest at 5.78% and that the loan will require principal and interest payments until maturity on January 1, 2013.

(9)

In connection with the acquisition of the Denver Property, the Company plans to assume $4.8 million in existing debt from the current owner. It is expected that the loan will bear interest at 7.34% and that the loan will require principal and interest payments until maturity on July 1, 2010.

        The following table represents a summary as of January 1, 2004 of leases by Property, which are expiring during the period 2004 through 2013:

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Aurora-I Property              2004            4                    6,547            $159,326            15.0%
                                2005            2                   12,114             291,111            27.4%
                                2006            4                    8,016             198,768            18.7%
                                2007            3                    9,815             235,560            22.1%
                                2008            2                    4,730             114,464            10.7%
                                2009            1                    2,751              64,648             6.1%

 Aurora-II Property             2004            3                    5,445             125,340            11.2%
                                2005            2                    3,919              96,549             8.6%
                                2006            1                    8,421             165,466            14.8%
                                2007            4                   11,543             273,391            24.4%
                                2008            4                   12,429             302,951            27.1%
                                2009            2                    4,085             100,082             8.9%
                                2010            2                    2,973              56,214             5.0%

 Chesapeake Property            2004            6                    9,433             231,303            21.5%
                                2005            5                    8,692             206,994            19.2%
                                2006            1                    2,138              45,859             4.3%
                                2007            1                    3,652              84,507             7.9%
                                2008            4                   12,973             290,923            27.0%
                                2009            3                    9,083             216,383            20.1%

 Clearwater Property            2013            1                   75,000             708,750           100.0%

 Columbia Property              2005            2                   23,201             533,562            60.2%
                                2006            5                    7,540             242,293            27.3%
                                2007            0                        -                   -                -
                                2008            1                    1,906              45,532             5.1%
                                2009            0                        -                   -                -
                                2010            1                    2,733              65,592             7.4%

 Corpus Christi Property        2006            1                    1,493              37,875             5.1%
                                2007            1                    2,686              66,848             9.1%
                                2008            3                   15,943             283,199            38.3%
                                2009            0                        -                   -                -
                                2010            3                    7,220             185,632            25.1%
                                2011            2                    6,737             165,756            22.4%

 Denver Property                2009            4                   34,087             779,811           100.0%

 Durham 4204 Property           2013            1                   30,317             355,808           100.0%

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Durham 4228 Property           2004             1                    1,500              12,665             6.4%
                                2005             1                    5,000              37,000            18.6%
                                2006             0                        -                   -                -
                                2007             0                        -                   -                -
                                2008             0                        -                   -                -
                                2009             0                        -                   -                -
                                2010             1                   13,500             148,843            75.0%

 Durham 4233 Property           2008             1                   40,000            $161,834            100.0%

 Durham 4323 Property           2010             1                    3,400              60,319              24.3
                                2011             0                        -                   -                 -
                                2012             1                   13,172             187,454              75.7

 Encino Property                2004             8                   15,686             410,581             24.0%
                                2005             7                    9,441             257,826             15.1%
                                2006             2                    2,567              69,322              4.0%
                                2007             3                    6,614             193,248             11.3%
                                2008            10                   19,606             509,236             29.8%
                                2009             0                        -                   -                 -
                                2010             2                    4,352             114,593              6.7%
                                2011             1                    2,235              63,027              3.7%
                                2012             0                        -                   -                 -
                                2013             2                    3,361              92,632              5.4%

 Fairfax Property               2004             3                    7,029             191,700              7.5%
                                2005             2                    4,756             130,756              5.1%
                                2006             4                   11,027             306.249             11.9%
                                2007             6                   10,012             268,610             10.4%
                                2008             0                        -                   -                 -
                                2009             2                   11,512             339,710             13.2%
                                2010             1                    2,971              94,834              3.7%
                                2011             4                   10,817             301,077             11.7%
                                2012             5                   22,661             668,410             26.0%
                                2013             1                   11,104             270,383             10.5%

 Houston Property               2004            13                   27,016             543,286             19.2%
                                2005             2                   10,009             198,537              7.0%
                                2006            18                   40,643             853,503             30.2%
                                2007            10                   31,280             649,370             23.0%
                                2008            12                   23,667             485,003             17.1%
                                2009             0                        -                  -                  -
                                2010             0                        -                   -                 -
                                2011             0                        -                   -                 -
                                2012             1                    5,017              99,337              3.5%

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Irving-Boardwalk               2004            1                    1,704              37,778              3.0%
    Property                    2005            1                    5,163              98,097              7.8%
                                2006            0                        -                   -                 -
                                2007            1                    4,745             109,135              8.6%
                                2008            2                    4,688              93,602              7.4%
                                2009            1                    2,839              57,263              4.5%
                                2010            0                        -                   -                 -
                                2011            1                    2,476              51,179              4.0%

 Irving-Las Colinas             2007            1                    2,442             $48,840              4.5%
    Property                    2008            2                   11,453             229,060             21.1%
                                2009            1                    3,424              80,087              7.4%
                                2010            0                        -                   -                 -
                                2011            3                   22,131             436,713             40.2%
                                2012            1                    6,392             134,232             12.4%
                                2013            0                        -                   -                 -

 Largo Property                 2010            1                  114,756          $2,740,134            100.0%

 Plano Property                 2005            1                    1,650              28,875              1.8%
                                2006            1                    2,074              47,073              2.9%
                                2007            5                   15,401             314,825             19.2%
                                2008            4                    9,156             188,172             11.5%
                                2009            1                    2,856              50,694              3.1%
                                2010            5                   42,317             811,388             49.6%
                                2011            2                   10,515             195,219             11.9%

 Rockville Property             2004            6                   11,025             245,052             31.7%
                                2005            1                      718              15,900              2.1%
                                2006            2                    7,807             164,870             21.3%
                                2007            1                    1,447              33,990              4.4%
                                2008           10                    3,745              84,895             11.0%
                                2009            0                        -                   -                 -
                                2010            1                    1,387              32,982              4.3%
                                2011            3                    4,905             123,292             16.0%
                                2012            1                    1,236              28,326              3.7%
                                2013            1                    1,872              42,588              5.5%

 Sherman Oaks Property          2004            6                    8,423             222,080             12.7%
                                2005           10                   24,072             605,247             34.6%
                                2006            2                    2,314              59,804              3.4%
                                2007            4                   19,202             461,399             26.3%
                                2008            8                   12,764             315,969             18.1%
                                2009            0                        -                   -                 -
                                2010            1                    3,425              86,310              4.9%

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Tampa Property                 2004            6                   13,587             258,368             15.2%
                                2005            8                   28,625             590,672             34.8%
                                2006            4                    7,973             160,973              9.5%
                                2007            8                   20,173             391,099             23.0%
                                2008            2                    9,655             188,918             11.1%
                                2009            2                    3,479              67,841              4.0%
                                2010            1                    2,121              41,359              2.4%

 Valencia Property              2004            3                    3,605              99,100             14.5%
                                2005            6                    7,842             189,234             27.6%
                                2006            4                    6,671             166,662             24.3%
                                2007            0                        -                   -                 -
                                2008            4                    6,151             144,518             21.1%
                                2009            1                    2,232              55,314              8.1%
                                2010            0                        -                   -                 -
                                2011            0                        -                   -                 -
                                2012            0                        -                   -                 -
                                2013            1                    1,076              30,343              4.4%

(1) Annualized January 2004 base rent

        Aurora-I Property. The Aurora-I Property, which was built in 1982, is the Aurora Medical Center I, a multi-tenant medical office building, located in Aurora, Colorado. The Aurora-I Property is located on the campus of the Medical Center of Aurora and is interconnected to the hospital and the Aurora-II Property by an enclosed pedestrian walkway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Aurora-II Property. The Aurora-II Property, which was built in 1995, is the Aurora Medical Center II, a multi-tenant medical office building, located in Aurora, Colorado. The Aurora-I Property is located on the campus of the Medical Center of Aurora and is interconnected to the hospital and the Aurora-I Property by an enclosed pedestrian walkway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Chesapeake Property. The Chesapeake Property, which was built in 1988, is the Chesapeake Medical Center, a multi-tenant medical office building, located in Chesapeake, Virginia. The Chesapeake Property is located on the campus of the Chesapeake General Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Clearwater Property. The Clearwater Property, which was built in 1988, is the BayCare Health Headquarters, a single-tenant professional office building, located in Clearwater, Florida. After the renovation of interior spaces and building systems is completed in the summer of 2004. The Clearwater Property will be occupied as the corporate headquarters for BayCare Health System, a community healthcare system that consists of partnerships between 16 hospitals in the Greater Tampa area.

        Columbia Property. The Columbia Property, which was built in 1987, is the Dorsey Hall Medical Center, a multi-tenant medical office building, located in Columbia, Maryland. The Columbia Property is located four miles from Howard County General Hospital, which is a private, not-for-profit community hospital. Tenancy in the building is a mix of physician practices that serve the local community.

        Corpus Christi Property. The Corpus Christi Property, which was built in 2000, is the Northwest Regional Medical Center, a multi-tenant medical office building, located in Corpus Christi, Texas. The Corpus Christi Property is located on the campus of the Northwest Regional Hospital. Tenancy in the building is a mix of physician practices, with concentrations in pediatrics and cardiology.

        Denver Property. The Denver Property, which was built in 1994, is the Rocky Mountain Cancer Center, a multi-tenant medical office building, located in Denver, Colorado. The Denver Property is located one block from the HealthOne Presbyterian/St. Luke’s Hospital. Tenancy consists of a mix of cancer related physician practices.

        Durham 4204, 4228, 4233 and 4323 Properties. The Durham 4204, 4228, 4233 and 4323 Properties, which were built in 1998, 1995, 1997 and 1998, respectively, are known as Independence Park. Independence Park is located one mile from Durham Regional Hospital and four miles from Duke University Medical Center. The tenancy consists of medical office, clinical and laboratory research facilities. Duke University and Rhone Poulenc Rorer, a large international pharmaceutical company, are leasing approximately 57% of Independence Park’s square footage.

        Encino Property. The Encino Property, which was built in 1973, is the Encino Medical Plaza, a multi-tenant medical office building, located in Encino, California. The Encino Property is located two miles from the Encino and Tarzana campuses of the Encino-Tarzana Regional Medical Center. The tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Fairfax Property. The Fairfax Property, which was built in 1974, is the Yorktown 50, a multi-tenant medical office building, located in Fairfax, Virginia. The Fairfax Property is located one mile from Inova Fairfax Hospital serving the Washington, D.C. metropolitan area. The tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Houston Property. The Houston Property, which was built in 1985, is the Medical Place I, a multi-tenant medical office building, located in Houston, Texas. The Houston Property is located on the campus of CHRISTUS St. Joseph’s Hospital and is connected to the hospital via a second floor enclosed breezeway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Irving-Boardwalk Property. The Irving-Boardwalk Property, which was built in 1998, is the Boardwalk Medical Office Building, a multi-tenant medical office building, located in Irving, Texas. The Irving-Boardwalk Property is located three miles from the campus of Las Colinas Medical Center. Tenancy is a mix of physician practices which service the local community.

        Irving-Las Colinas Property. The Irving-Las Colinas Property, which was built in 2001, is the Las Colinas Medical Plaza II, a multi-tenant medical office building located in Irving, Texas. The Irving-Las Colinas Property is one of two medical office buildings located on the campus of Las Colinas Medical Center. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Largo Property. The Largo Property consists of two single-tenant medical office buildings which are located in Largo, Florida. The Largo Property is located next to the Largo Medical Center. The first building was built in 1972 and consists of 104,756 square feet, and is an integrated medical facility that includes medical delivery services and office operations, including full diagnostics, physician office/exam rooms and rehabilitation services. This building is leased to the Diagnostic Clinic Medical Group, a specialty medical practice group that founded the hospital and is the single largest referral source to the hospital. The second building was built in 1994 and consists of 10,000 square feet, and primarily houses pediatric services as well as specialty services for women. The second building is leased to the Women’s and Children’s Clinic.

        Plano Property. The Plano Property, which was built in 1983, is the Plano Medical Pavilion, a multi-tenant medical office building, located in Plano, Texas. The Plano Property is located on the campus of The Medical Center of Plano. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Rockville Property. The Rockville Property, which was built in 1973, is the Randolph Medical Center, a multi-tenant medical office building, located in Rockville, Texas. The Rockville Property is located four miles from Suburban Hospital and Holy Cross Hospital, the largest acute care facility in Montgomery County. Tenancy in the building is a mix of physician practices that service the local community.

        Sherman Oaks Property. The Sherman Oaks Property, which was built in 1958, is the Sherman Oaks Medical Center, a multi-tenant medical office building, located in Sherman Oaks, California. The Sherman Oaks Property is located next to Sherman Oaks Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Tampa Property. The Tampa Property, which was built in 1983, is the Tampa Medical Tower, a multi-tenant eight story medical office building, located in Tampa, Florida. The Tampa Property is located next to St. Joseph’s Hospital, the largest private, not-for-profit healthcare provider in Hillsborough County. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

        Valencia Property. The Valencia Property, which was built in 1983, is the Valencia Medical Center, a multi-tenant medical office building, located in Valencia, California. The Valencia Property is located less than one mile from the Henry Mayo Newhall Memorial Hospital. Tenancy in the building consists of dentists and a mix of physician practices that serve the local community.

BORROWINGS

        On January 27, 2004, the Company obtained permanent financing comprised of three loans in the aggregate amount of $130 million from a commercial lender collateralized by 22 Properties owned by the Company. At loan closing, the Company drew $30 million and is required to draw an additional $30 million and $70 million within 90 days and 12 months, respectively, of the loan closing date. Upon final funding, the loan will bear interest at 5.79% per annum. The loans require principal and interest payments until maturity on January 27, 2009.

          On January 29, 2004, the Company obtained permanent financing comprised of 12 loans in the aggregate amount of $74.6 million from a commercial lender collateralized by 12 Properties owned by the Company. The loans have terms of seven years and bear interest at a rate of 5.96% per annum. The loans require monthly interest only payments for the first 24 months with monthly payments of principal and interest due thereafter until maturity.

        In February 2004, the Company assumed $274.6 million in permanent financing comprised of 16 loans in connection with the acquisition of 19 Properties. The majority of the debt, $192.7 million comprised of 11 loans, is agency debt through Fannie Mae. These loans are interest only loans that bear interest at 30-day LIBOR plus a premium of either 90 basis points or 104 basis points and mature in either November 2005 or May 2008. Three loans in an aggregate amount of $38.4 million payable to a commercial lender bear interest at 30-day LIBOR plus 370 basis points with a minimum rate of 5.95%. These loans require monthly interest only payments through July 2004 with principal and interest payments thereafter until maturity in May 2008. An additional $10.4 million, variable rate loan payable to a commercial lender bears interest at 30-day LIBOR plus 370 basis points with a minimum rate of 4.80%. The loan requires monthly interest only payments through January 2005 with principal and interest payments thereafter until maturity in May 2008. The remaining loan in the amount of $33.1 million has a fixed interest rate of 8.17% with principal and interest payable monthly until maturity in April 2008.